CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Form 8-K/A of our report dated February 8, 1999. It should be noted that we have not audited any financial statements of the company subsequent to December 31, 1998 or performed any audit procedures subsequent to the date of our report.

                      /s/ ARTHUR ANDERSEN LLP

Boston, Massachusetts
June 22, 1999